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                                                                     Exhibit 3.5

                     SECOND AMENDED AND RESTATED VOTING AND
                              SHAREHOLDER AGREEMENT

      THIS SECOND AMENDED AND RESTATED VOTING AND SHAREHOLDER AGREEMENT ("Agreement") made this 7th day of August, 2003, by and among all of the shareholders of GTx, Inc., including holders of the Company's common stock and preferred stock (such shareholders are sometimes individually referred to as a "Shareholder" or collectively as the "Shareholders") and GTx, Inc., a Tennessee corporation (the "Corporation").

                                    RECITALS

      A. The Shareholders collectively own 910,000 shares of the Corporation's no par value per share common stock (the "Common Stock"), being all of the issued and outstanding shares of the Common Stock; 200,000 shares, of the Corporation's 8% Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"), being all of the issued and outstanding shares of Series A Preferred Stock; 277,500 shares of the Corporation's 8% Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock"), being all of the issued and outstanding shares of Series B Preferred Stock; 260,154 shares of the Corporation's 8% Series C Cumulative Convertible Preferred Stock (the "Series C Preferred Stock"), being all of the issued and outstanding shares of Series C Preferred Stock; 164,765 shares of the Corporation's 8% Series D Cumulative Convertible Preferred Stock (the "Series D Preferred Stock"), being all of the issued and outstanding shares of Series D Preferred Stock; and 329,536 shares of the Corporation's 8% Series E Cumulative Convertible Preferred Stock (the "Series E Preferred Stock"), being all of the issued and outstanding shares of Series E Preferred Stock (collectively the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock are hereafter referred to as the "Preferred Stock").

      B. In order to provide for continuity and harmony in the management and policies of the Corporation, the Shareholders and the Corporation desire to enter into an agreement (i) restricting the ability of the Shareholders to dispose of the Common Stock and the Preferred Stock, (ii) to provide for the purchase of the Common Stock and the Preferred Stock held by a Shareholder upon the occurrence of certain events hereinafter set forth; and (iii) to confer upon holders of the Preferred Stock certain rights more specifically set forth herein.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree on their own behalf and on behalf of their respective heirs, legal representatives, successors and assigns as follows:

      1. Transferability. The Shareholders may not sell, transfer, assign, pledge, hypothecate, give, or otherwise dispose of or transfer, whether voluntary or involuntary, all, or any portion, of the Common Stock or the Preferred Stock presently held, or hereafter acquired except to a Permitted Transferee (as hereafter defined) or in accordance with the provisions of Paragraph 4. For purposes of this Agreement, a "Permitted Transferee" shall be affiliated entities under common control with the transferring Shareholder entity or the spouse, children, lineal
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descendants of the transferring Shareholder or a trust or other entity for the benefit of such family members.

      2. Agreement of Transferees. Notwithstanding the provisions of Paragraph 1, legal or beneficial ownership of any shares of Common Stock or Preferred Stock may not be transferred to, or acquired by, any person unless and until such person has signed and delivered to the Secretary of the Corporation a counterpart to this Agreement agreeing to join in and be bound by the provisions hereof.

      3. Effect of Purported Transfer. No transfer of shares of Common Stock or Preferred Stock in violation of this Agreement shall be of any force or effect, and no such transfer shall be made or recorded on the books of the Corporation. Each Shareholder agrees that monetary damages for violation of this Agreement is not an adequate remedy, and, therefore, any transfer or threatened transfer in violation of this Agreement may and should be enjoined. Any purported transfer in violation of this Agreement will not affect the beneficial ownership of shares of Common Stock or Preferred Stock and the Shareholder making the purported transfer shall retain the right to vote and the right to receive dividends and liquidation proceeds on or with respect to said shares of Common Stock or Preferred Stock.

      4. Buy-Sell Provisions.

            4.01 Legal Proceedings Against The Shareholders.

                  (a) Prohibited Events. The parties agree that the interests of the Corporation and its Shareholders would be seriously affected by any sale or disposition of any shares of Common Stock or Preferred Stock by any legal or equitable proceedings against the Shareholders. Accordingly, it is hereby covenanted and agreed that in the event that (i) a Shareholder shall be adjudicated a bankrupt or make an assignment for the benefit of creditors, or (ii) bankruptcy, insolvency, reorganization, arrangement, debt adjustment, liquidation or receivership proceedings in which a Shareholder is alleged to be insolvent or unable to pay its debts as they mature are instituted by or against a Shareholder and, if instituted against a Shareholder, such Shareholder shall consent thereto or admit in writing the material allegations of the petitions filed in said proceedings, or said proceedings shall remain undismissed for sixty
      (60) days, or (iii) any of the shares of Common Stock or Preferred Stock of a Shareholder are attached, or (iv) any judgment is obtained in any legal or equitable proceedings against a Shareholder and the sale of a Shareholder's shares of Common Stock or Preferred Stock is contemplated or threatened under legal process as a result of such judgment, or (v) any execution process is issued against a Shareholder or against a Shareholder's shares of Common Stock or Preferred Stock, or (vi) there is instituted by or against a Shareholder any other form of legal proceeding or process by which any of the shares of Common Stock or Preferred Stock of a Shareholder may be sold either voluntarily or involuntarily (collectively, the "Triggering Events"), then and in any such event the Corporation and the other Shareholders who are not involved in any of the Triggering Events (in which case, such Shareholders who are not involved shall sometimes be hereinafter in this Paragraph 4.01 referred to as the "Non-Selling Shareholders") shall have an option to purchase all, or any portion, of the shares of Common Stock or Preferred Stock of the


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      Shareholder who is involved in one or more of the Triggering Events (in which case, such Shareholder who is involved in one or more of the Triggering Events shall sometimes be hereinafter in this Paragraph 4.01 referred to as the "Selling Shareholder"), in accordance with this Paragraph 4.01. Upon the occurrence of any Triggering Event, the Shareholder subject to such Triggering Event shall immediately give notice to the Corporation of the occurrence of such Triggering Event.

                  (b) Option of the Corporation. For a period of thirty (30) days after the date on which the Corporation receives notice of a Triggering Event, the Corporation shall have the option, (with any vote in this regard to exclude the vote of the Selling Shareholder), exercisable by written notice to the Selling Shareholder (with a copy to each of the Non-Selling Shareholders) to purchase all, or any portion, of the Selling Shareholder's shares of Common Stock and Preferred Stock at the purchase price and upon the terms set forth in Paragraph 4.03 hereof; provided, however, that if the Corporation is not permitted under applicable corporate law to purchase all of the Selling Shareholder's shares of Common Stock and Preferred Stock, the Corporation may purchase the maximum number of shares of Common Stock and Preferred Stock (including a fractional share) permitted under applicable corporate law.

                  (c) Option of Non-Selling Shareholders. In the event the Corporation does not exercise its option with respect to all of the shares of Common Stock and Preferred Stock in accordance with the preceding Paragraph 4.01(b) hereof, then the Selling Shareholder shall be deemed to have offered in writing to sell all, or any portion, of its remaining shares of Common Stock and Preferred Stock (those not to be sold to the Corporation) pro rata based on the number of shares of Common Stock held by the Non-Selling Shareholders (as if the Preferred Stock was converted into shares of Common Stock immediately prior thereto at the then applicable conversion ratio) to the Non-Selling Shareholders at the Purchase Price and upon the terms set forth in Paragraph 4.03 hereof. For a period of thirty (30) days after such offer (which shall be deemed to have been made on the date of expiration of the 30-day option described in Paragraph 4.01(b)) by the Selling Shareholder to the Non-Selling Shareholders, the Non-Selling Shareholders shall have the option, exercisable by written notice to the Selling Shareholder with a copy to the Corporation, to accept the Selling Shareholder's Offer as to the Selling Shareholder's remaining shares of stock to be sold. If one or more Non-Selling Shareholders declines to purchase its pro rata share, the Selling Shareholder shall deliver written notice to the remaining Non-Selling Shareholders (who exercised their option), if any, of the number of shares available to be purchased, and the provisions of this Paragraph 4.01(c), and the rights accorded to the Shareholders hereunder, shall become applicable to the Non-Selling Shareholders who exercised their option, with respect to such additional shares, except that the Non-Selling Shareholders who exercised their option shall have only ten
      (10) additional days following delivery of the notice to exercise their option as to such additional shares.

            4.02 Shareholders' Limited Right to Sell Shares.

                  (a) Bona Fide Offer to Purchase Shares. If a Shareholder shall, at any time during its existence or his lifetime, desire to sell all, but not less than all of his or its


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      shares of Common Stock and Preferred Stock, such Shareholder (hereinafter in this Paragraph 4.02 sometimes called the "Selling Shareholder") shall first obtain a bona fide unconditional written offer which it or he desires to accept (hereinafter called the "Offer") to purchase all but not less than all, of such Selling Shareholder's shares of Common Stock and Preferred Stock for a fixed cash price (which may be payable over time). The Offer shall set forth its date, the proposed price per share, and the other terms and conditions upon which the purchase is proposed to be made, as well as the name and address of the Prospective Purchaser. "Prospective Purchaser" as used herein shall mean the prospective record owner or owners of the shares of Common Stock and Preferred Stock subject to the Offer and all other persons and entities proposed to have a beneficial interest in such shares of Common Stock and Preferred Stock. The Selling Shareholder shall transmit copies of the Offer to the Corporation and to the other Shareholders (hereinafter in this Paragraph 4.02 sometimes called the "Non-Selling Shareholders") within seven (7) days after receipt of the Offer by such Selling Shareholder.

                  (b) Option of the Corporation. Transmittal of the Offer to the Corporation by the Selling Shareholder shall constitute an offer by the Selling Shareholder to sell all but not less than all, of its shares of Common Stock and Preferred Stock to the Corporation at the price and upon the terms set forth in the Offer (the "Selling Shareholder's Offer"). For a period of thirty (30) days after the submission of the Selling Shareholder's Offer to the Corporation, the Corporation shall have the option, (with any vote in this regard to exclude the vote of the Selling Shareholder), exercisable by written notice to the Selling Shareholder with a copy to each of the Non-Selling Shareholders, to accept the Selling Shareholder's Offer as to all or any part of the Selling Shareholder's shares of Common Stock and Preferred Stock. provided, however, that if the Corporation is not permitted under applicable corporate law to purchase all of the Selling Shareholder's shares of Common Stock and Preferred Stock, the Corporation may purchase the maximum number of shares of Common Stock and Preferred Stock (including a fractional share) permitted under applicable corporate law.

                  (c) Option of Non-Selling Shareholders. In the event that the Corporation does not exercise its option with respect to all of the shares of Common Stock and Preferred Stock in accordance with Paragraph 4.02(b) hereof, then the Selling Shareholder, upon notice from the Corporation of the Corporation's decision not to accept the Selling Shareholder's Offer as to all of its shares of Common Stock and Preferred Stock (or upon expiration of the thirty (30) days option referred to in Paragraph 4.02(b) hereof, if the Corporation fails to give notice as aforesaid), shall be deemed to have offered in writing to sell all, but not less than all, of its remaining shares of Common Stock and Preferred Stock pro rata based on the number of shares of Common Stock held by the Non-Selling Shareholders (as if the Preferred Stock was converted into shares of Common Stock immediately prior thereto at the then applicable conversion ratio) to the Non-Selling Shareholders at the price and upon the terms set forth in the Selling Shareholder's Offer. For a period of thirty (30) days after such offer by the Selling Shareholder to the Non-Selling Shareholders, the Non-Selling Shareholders shall have the option, exercisable by written notice to the Selling Shareholder, with a copy to the Corporation, to accept the Selling Shareholder's Offer as to the Selling Shareholder's remaining shares of Common Stock and/or Preferred Stock to be sold. If one or more


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      Non-Selling Shareholders declines to purchase its pro rata share, the
      Selling Shareholder shall deliver written notice to the remaining Non-Selling Shareholders (who exercised their option), if any, of the number of shares available to be purchased, and the provisions of this Paragraph 4.02(c), and the rights accorded to the Shareholders hereunder, shall become applicable to the Non-Selling Shareholders who exercised their option, with respect to such additional shares, except that the Non-Selling Shareholders who exercised their option shall have only ten
      (10) additional days following delivery of the notice to exercise their option as to such additional shares.

                  (d) Acceptance of the Bona Fide Offer. If, at the end of the option periods described in Paragraph 4.02(b) through Paragraph 4.02(c) hereof, options have not been exercised by the Corporation and/or the Non-Selling Shareholders to purchase all of the Selling Shareholder's shares of Common Stock and Preferred Stock, then any options so exercised shall be null and void and the Selling Shareholder shall be free for a period of forty-five (45) days thereafter, to sell all, but not less than all, of his or its shares of Common Stock and Preferred Stock to the Prospective Purchaser at the price and upon the terms and conditions set forth in the Offer. If the Selling Shareholders' shares of Common Stock and Preferred Stock are not sold within the aforesaid forty-five (45) day period, the Selling Shareholder shall not be permitted to sell such shares of Common Stock and Preferred Stock without again complying with this Paragraph 4.02.

            4.03 Payment. Except as otherwise provided herein, in the event that the Corporation or the Non-Selling Shareholders elect to purchase any shares of Common Stock and Preferred Stock pursuant to Paragraph 4.01 of this Agreement, the purchase price of the shares of Common Stock and Preferred Stock shall be calculated and paid as follows:

                  (a) Purchase Price. The "Purchase Price" for a Shareholder's shares of Common Stock and Preferred Stock shall be the "Fair Value Per Share", which means, as of the date of determination, the fair value of each share of Common Stock or Preferred Stock: (i) determined in good faith by a majority of the disinterested members of the Board of Directors of the Corporation or, (ii) if the Shareholder owning the stock (the "Valuee") notifies the Corporation in writing within five (5) business days after receiving notice of the Board of Directors' determination of Fair Value Per Share that it or he disagrees with the Fair Value Per Share determined by the Board, the Valuee and the Corporation shall then select an independent nationally recognized accounting firm having substantial experience in preparing valuations of entities similar to the size and nature of the Corporation and the shares of Common Stock and Preferred Stock as herein contemplated (a "Valuator") who shall make a written determination of Fair Value Per Share of Common Stock and/or Preferred Stock setting forth reasons therefor (which determination shall be binding on the Valuee and the Corporation), such report to be delivered to the Corporation and the Valuee within thirty (30) calendar days after the date on which the notice is delivered to the Corporation pursuant to this clause (ii), and (iii) in the event that the Corporation and the Valuee are unable to agree on the selection of the Valuator, the Corporation and the Valuee shall each select a Valuator who shall jointly select a third Valuator and the third Valuator shall deliver a written report within thirty (30) days after such selection setting forth such Valuator's determination of Fair Value Per Share (which determination shall be binding on the Valuee and the Corporation),


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      which valuation shall be the Fair Value Per Share. All expenses of such written reports of any and all Valuators shall be borne equally by the Corporation and the Valuee.

                  (b) Payment of Purchase Price. Unless otherwise provided herein, for any shares of Common Stock or Preferred Stock purchased by the Corporation or the Shareholders pursuant to this Agreement, the Purchase Price shall be paid in cash at closing.

      5. [Intentionally Omitted].

      6. Rights to Purchase New Issue Stock.

            6.01 After the date of this Agreement, the Corporation shall not offer, issue or sell any shares of Common Stock of the Corporation, or any warrants or options to purchase, or rights to subscribe for, or any securities convertible into or exchangeable for, shares of Common Stock of the Corporation, or enter into any agreements or commitments pursuant to which the Corporation may become obligated to issue any shares of Common Stock, warrants, options, rights or securities convertible into or exchangeable for shares of Common Stock of the Corporation (except for the issuance of shares of the Excluded Securities as defined in Paragraph 6.05 below) unless the Corporation shall first offer to the Shareholders the option to purchase their pro rata share based upon the number of shares of Common Stock held by the Shareholders (as if the Preferred Stock had been converted into Common Stock immediately prior thereto at the then applicable conversion ratio) of the securities proposed to be offered by the Corporation at the price and on the terms that the Corporation proposes to offer, issue, or sell such securities to any other person or entity. Written notice of each such offer required pursuant to this Paragraph 6.01 (the "New Securities Offer") shall be delivered by the Corporation to the Shareholders.

            6.02 Notice of a Shareholder's intention to accept in whole or in part any New Securities Offer shall be evidenced by a Notice of Acceptance delivered to the Corporation prior to the end of 15 days after delivery to such Shareholder of the New Securities Offer setting forth such portion of the securities offered as such Shareholder elects to purchase. The Notice of Acceptance shall be irrevocable. If one or more of the Shareholders declines to purchase its pro rata share, the Corporation shall deliver written notice to the remaining Shareholders, if any, of the number of such shares available to be purchased and the provisions of Paragraph 6.01 hereof, and the rights accorded the Shareholders thereunder, shall become applicable to the remaining Shareholders, if any, with respect to such additional shares, except that the remaining Shareholders shall have only 10 additional days following delivery of the Corporation's notice within which to deliver their Notice of Acceptance as to such additional securities.

            6.03 In the event that Notices of Acceptance are not given by the Shareholders with respect to all the securities offered, the Corporation shall have 90 days from the expiration of the 15-day and 10-day periods required by Paragraph 6.02 to sell all or any part of such securities offered as to which a Notice of Acceptance has not been given by the Shareholders to any other person or persons, but only for cash and otherwise in all respects upon terms and conditions, including, without limitation, unit price and interest rates, which are no more favorable, in the aggregate, to such other person or persons or less favorable to the Corporation


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than those set forth in the New Securities Offer.

            6.04 Whenever any securities shall be offered but not purchased in accordance with Paragraph 6.03, then such securities may not be sold or otherwise disposed of until they are again offered under the procedures specified in this Paragraph 6.

            6.05 The rights of the Shareholders under this Paragraph 6 shall not apply to the following securities (the "Excluded Securities"):

                        (a) Common Stock or Preferred Stock issued as a stock
            dividend on any class of capital stock or upon any subdivision or combination of shares of Common Stock or Preferred Stock;

                        (b) shares of Common Stock, Preferred Stock, options or
            other similar rights granted or issued pursuant to an "employee benefit plan" (as such term is defined in Rule 405, promulgated under the Securities Act of 1933, as amended) that has been approved by the Board of Directors of the Corporation and such of its shareholders as are required by the Fifth Amended and Restated Charter of the Corporation (the "Restated Charter");

                        (c) Any stock issued to any nationally recognized
            company having extensive experience in the research, development, marketing or other commercialization of products and services contemplated by the Corporation; and

                        (d) shares of Common Stock issued upon conversion of
            shares of Preferred Stock.

            6.06 Notwithstanding the foregoing, in the event Common Stock or securities convertible to Common Stock (other than Excluded Securities) are issued by the Corporation based on a valuation lower than the valuation for which the investment of J. R. Hyde III ("Hyde") was based for his purchase of 100,000 shares of Common Stock on February 24, 1998 (100 shares originally prior to stock split) but not Preferred Stock, then in such event the Corporation will issue to Hyde, at no further cost, shares of Common Stock in an amount that results in Hyde suffering no dilution in his equity investment in Common Stock.

7.    Election of Directors and Appointment of Committee Members.

            7.01 Beginning on the date of this Agreement, the Board of Directors of the Corporation shall consist of at least five (5) members. At each annual meeting of the Shareholders of the Corporation, and at each meeting of the Shareholders of the Corporation called for the purpose of electing directors of the Corporation, and at any time at which Shareholders of the Corporation shall have the right to, or shall, vote for directors of the Corporation, then and in each event, the Shareholders shall vote all shares of Common Stock or Preferred Stock owned by them for the election of, and take any and all such other actions which shall be necessary for the election of, a Board of Directors which shall include one (1) director designated by LD, Jr., LLC; one (1) director designated by Hyde; one (1) director designated by Equity Partners XII, LLC; one (1) director designated by the holders of Series A Preferred Stock and Series B Preferred Stock, considered as a single class, as required by the Restated Charter;


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and one (1) director designated by the holders of Series C Preferred Stock, all as set forth in and required by the Restated Charter.

            7.02 The directors so elected shall serve as members of the Board of Directors until the earlier of their death, resignation, expiration of term of office, or removal pursuant to this Shareholders Agreement. In lieu of any provision of the Tennessee Business Corporation Act, as amended, regarding removal of directors, the directors so elected may be removed at any time, with or without cause, only by the person or entity that designated them. Upon request of the person or entity that designated a particular director, each of the Shareholders shall vote his Shares of Common Stock and Preferred Stock for the removal of such director at the next annual or special meeting of the Shareholders called for such purpose. If a director elected as set out above shall no longer be serving on the Board of Directors for any reason, the person or entity that designated such director shall designate a successor, and all Shareholders shall elect any successor so designated at the next annual or special meeting of the Shareholders called for that purpose. Any vacancy that occurs shall be filled as promptly as possible.

            7.03 Meetings of the Board of Directors shall be held at least quarterly. The Corporation shall pay to members of the Board of Directors all reasonable out of pocket expenses incurred by such directors in performing their duties. The Corporation will indemnify the directors to the fullest extent permitted by the Tennessee Business Corporation Act.

      8. Certain Voting Requirements as to Shareholders and Board of Directors.

            8.01 In addition to any rights created in Section 10.6 of the Restated Charter, the following shall be approved or adopted by or on behalf of the Corporation only upon the affirmative vote of the holders of a majority of the issued and outstanding shares of the Common Stock and the holders of a majority of the aggregate issued and outstanding shares of Preferred Stock:

                        (i) Any amendment to the Charter or By-Laws of the
            Corporation;

                        (ii) Sale, pledge, mortgage or other encumbrance of all
            or substantially all of the Corporation's assets, or any merger share exchange or other business combination involving the Corporation;

                        (iii) Dissolution and/or liquidation of the Corporation;

                        (iv) Offering to sell, soliciting an offer to buy, or
            selling any of the Corporation's Common Stock;

                        (v) Creating any new employee benefit plan pursuant to
            which Common Stock of the Corporation may be issued or amending any existing employee benefit plan to increase the number of shares of Common Stock of the Corporation which may be issued thereunder;

                        (vi) Incurring any indebtedness in excess of $5 million,
            in the aggregate;


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                        (vii) Acquiring any entity or all or substantially all
            of the assets of any entity, whether by merger, asset purchase, stock purchase or any other method of acquisition;

                        (viii) Authorizing any change in the size or election
            procedure of the Board of Directors of the Corporation or permitting the creation of a committee of the Board of Directors of the Corporation;

                        (ix) Undergoing any substantial change in the strategic
            direction of the business (i.e., change of core business focus);

                        (x) Undergoing any substantial change in the
            Corporation's contracts with professional employees;

                        (xi) Hiring any key management employees;

                        (xii) Amending or terminating the Confidentiality and
            Noncompetition Agreement between the Corporation and Dr. Mitch Steiner; or

                        (xiii) Entering into any agreement which transfers,
            licenses, or joint ventures any intellectual property of the Corporation with an entity in which Dr. Mitch Steiner owns a beneficial interest.

provided, however, that nothing contained in this Agreement shall in any way limit or adversely affect the rights, designations and preferences of the Preferred Stock which are set forth in the Restated Charter.

            8.02 The following shall be approved or adopted by or on behalf of the Corporation only upon the affirmative vote of a majority of the directors of the Corporation then in office:

                        (i) Incurrence by the Corporation of any indebtedness in
            excess of $50,000.00 except in the ordinary course of business;

                        (ii) Issuing or redeeming any shares of the
            Corporation's capital stock, except as expressly authorized by the terms hereof;

                        (iii) Except as contemplated by this Agreement or as
            provided in the Restated Charter and further subject to Paragraphs
            7.03 and Paragraph 8.03 hereof, paying any sums, whether as dividends, compensation, or otherwise, to any director or shareholder of the Corporation; or

                        (iv) Increasing or decreasing the number of directors of
            the Corporation except as necessary to give effect to Paragraph 7 hereof.

            8.03 Any compensation payable to a Shareholder (or any affiliate of a Shareholder) who is an employee shall be approved by the directors of the Corporation.


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      9. Management. Management of the Corporation shall be vested in its Board of Directors.

      10. Additional Shares of Stock.

            10.01 In the event additional shares of stock are issued by the Corporation to a Shareholder at any time during the term of this Agreement, either directly or upon the exercise or exchange of securities of the Corporation exercisable for or exchangeable into shares of stock, such additional shares of stock shall, as a condition to such issuance, become subject to the terms and provisions of this Agreement.

            10.02 The Corporation shall not issue any shares of capital stock to any person unless the person to whom such shares of capital stock are issued agrees in writing simultaneously therewith to become a party hereto and to be bound by and to comply with all applicable terms and provisions of this Agreement.

      11. Rights of Co-Sale.

                        (a) Co-Sale Right. The Shareholders shall not enter into
            any transaction that would result in the sale by them of any shares of Common Stock or Preferred Stock now or hereafter owned by him, unless prior to such sale the Shareholder shall give notice to the holders of Preferred Stock of his intention to effect such sale in order that the holders of Preferred Shareholders may exercise their rights under this Paragraph 11 as hereinafter described. Such notice shall set forth (i) the number of shares to be sold by such Shareholder, (ii) the principal terms of the sale, including the price at which the shares are intended to be sold, and (iii) an offer by such Shareholder to use his best efforts to cause to be included with the shares to be sold by him in the sale, on a share-by-share basis and on the same terms and conditions, the shares of Preferred Stock owned by the Shareholders.

                        (b) Rejection of Co-Sale Offer. If a holder of Preferred
            Stock has not accepted such offer in writing within a period of ten
            (10) days from the date of receipt of the notice, then the offering Shareholder shall thereafter be free for a period of 120 days to sell the number of shares specified in such notice, at a price no greater than the price set forth in such notice and on otherwise no more favorable terms to the offering Shareholder than as set forth in such notice without any further obligation to the holders of Preferred stock in connection with such sale. In the event that such Shareholder fails to consummate such sale within such 120-day period, the shares specified in such notice shall continue to be subject to this Paragraph 11.

                        (c) Acceptance of Co-Sale Offer. If a holder of
            Preferred Stock accepts such offer in writing within the above stated ten (10) day period, such acceptance shall be irrevocable unless such Shareholder shall be unable to cause to be included in his sale the number of shares of Preferred Stock held by the accepting holder and set forth in the written acceptance. In that event, such Shareholder and the accepting holders shall participate in the sale equally, with such Shareholder and accepting holders each selling a pro rata portion of the total number of such shares to be sold in the sale.

      12. Legend. Each Shareholder agrees that the following legend shall be placed upon all certificates representing issued shares of capital stock of the Corporation's stock:

      The sale, assignment, pledge, hypothecation, gift or other transfer or disposition, and the registration of any such transfer or disposition, of the shares of stock represented by this certificate are subject to a certain Second Amended and Restated Voting and Shareholder Agreement dated the 7th day of August, 2003, by and among the Shareholders of the Corporation and the Corporation. The shares may not be transferred or acquired except in accordance with the terms of the Agreement and any purported transfer or acquisition of legal or beneficial ownership of these shares in violation of the Agreement shall be null and void. The Agreement is binding upon any person who acquires shares of stock in the Corporation. The Corporation will furnish a copy of the Agreement to the record holder of this certificate, without charge upon written request to the Corporation at its principal office.

      13. Duties of the Corporation. The Shareholders agree to cause the Corporation to maintain and effectuate corporate procedures governing the transfer and/or issuance of shares of capital stock in the Corporation designed to protect against transfers in violation of this Agreement. It is agreed that no shares of capital stock may he transferred on the books of the Corporation unless and until the restrictions and conditions imposed by this Agreement have been satisfied, at which time the Secretary will enter the transfer, or will instruct the transfer agent of the Corporation to enter the transfer, on the books of the Corporation. The Corporation shall place a counterpart of this Agreement on file at its principal office which shall be subject to the same right of examination by a shareholder of the Corporation, in person or by agent, attorney or accountant, as are the books and records of the Corporation.

      14. Termination and Amendment. This Agreement may only be amended by an instrument in writing, duly executed by all of the parties to this Agreement. This Agreement shall terminate upon the occurrence of any one of the following events:

                        (i) Upon the adjudication of the Corporation as a
            bankrupt, the execution by it of an assignment for the benefit of creditors, the appointment of a receiver for the Corporation, or the voluntary or involuntary dissolution of the Corporation;

                        (ii) The voluntary agreement of the Shareholders owning
            a majority of the outstanding shares of the Common Stock and each series of Preferred Stock, which are bound by this Agreement;

                        (iii) When only one Shareholder remains or survives who
            is a party to or is bound by this Agreement; or

                        (iv) An initial public offering by the Corporation of
            the Corporation's capital stock.

      Notwithstanding the foregoing, the term of this Agreement shall not exceed any maximum legal term allowed by applicable law.

      15. Effective Date and Supersession of Prior Agreement. This Agreement shall become effective on the date indicated in the introductory paragraph. This Agreement amends and supercedes in all respects the Amended and Restated Voting and Shareholder Agreement dated October 5, 2001, as amended, which is hereby terminated and be superseded by this Agreement in all respects.

      16. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, postage prepaid, by facsimile, telecopier or by national overnight delivery service, and addressed to the intended recipient at the address or number set forth in the Corporation's records or at any other address specified by such party in a notice given pursuant to this Paragraph 16 to all other parties to this Agreement. Any notice given in the manner aforesaid shall be deemed to have been served, and shall be effective for all purposes hereof (a) if sent by registered or certified mail, on the earlier of the second day following the day on which it is posted or the date of its receipt by the party to be notified, (b) if sent by facsimile or telecopier, the day actually received as evidenced by a written receipt of transmission; and (c) if sent by overnight delivery service, the day after such notice has been delivered by the party to said service.

      17. Counterparts. This Agreement may be executed in one or more counterparts each of which shall constitute an original but all of which shall constitute one and the same document.

      18. Severability. Unless otherwise provided herein, if any agreement, covenant, warranty or other provision of this Agreement is invalid, illegal, or incapable of being enforced by reason of any rule of law or public policy, all other agreements, covenants, warranties and other provisions of this Agreement shall, nevertheless, remain in full force and effect; and no agreements, covenants, warranties or other provisions shall be deemed dependent upon any other agreements, covenants, warranties or other provisions, whether predicated on this Agreement or any other contract now or hereafter entered into by and among the parties hereto.

      19. Litigation Costs. The parties hereto agree that if any party is held by any court of competent jurisdiction to be in violation, breach or non-performance of any of the terms of this Agreement, said party shall pay all costs of such action or suit, including reasonable attorney's fees, incurred by the prevailing party in bringing or defending such action or suit.

      20. Binding Effect. The terms and provisions of this Agreement shall be binding upon, may be enforced against and shall inure to the benefit of the parties hereto, their respective successors, assigns, heirs and personal representatives, including any executor, administrator, trustee, guardian, or other fiduciary of any party hereto.

      21. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Tennessee.

      22. Number and Gender. Throughout this Agreement, unless the context in which used clearly requires another construction, (i) the masculine gender shall be deemed to include the feminine, or neuter or both, the feminine gender shall be deemed to include the masculine, or neuter or both, and the neuter gender shall include the masculine or feminine or both; and (ii) the singular person shall include the plural, and the plural shall include the singular.

      IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

LD, JR., LLC                              EQUITY PARTNERS XII, LLC

By:     /s/ Mitchell S. Steiner           By:   /s/ Marc S. Hanover
    ------------------------------------      ----------------------------------
      Mitchell S. Steiner, President            Marc S. Hanover, President

GTX, INC.

By:    /s/ Mitchell S. Steiner                  /s/ Marc S. Hanover
    ------------------------------------  --------------------------------------
      Mitchell S. Steiner, Vice Chairman  Marc S. Hanover as Trustee of the
      and Chief Executive Officer         Andrew Ronald Hanover Trust and the
                                          Adam Joshua Hanover Trust

    /s/ J. R. Hyde, III                        /s/ Marc S. Hanover
----------------------------------------  --------------------------------------
J. R. Hyde, III                           Marc S. Hanover

    /s/ J. R. Hyde, III                        /s/ Marc S. Hanover
----------------------------------------  --------------------------------------
J. R. Hyde, III as Trustee of             Marc S. Hanover as Trustee of the
Margaret E. Hyde                          Derek Isaac Steiner Trust, the Joshua
Trust u/a dated 5/5/76                    David Steiner Trust, the Lauren Rose
                                          Steiner Trust and the Rachel Jessica
                                          Steiner Trust

                                          PITTCO ASSOCIATES, INC.
     /s/ J. R. Hyde, III
----------------------------------------
J. R. Hyde, III as Trustee of J. R.
Hyde Irrevocable Trust f/b/a Allen B.     By:        /s/ J. R. Hyde, III
Hyde u/a dated 6/1/90                           --------------------------------
                                                J. R. Hyde, III, General Partner

    /s/ John H. Pontius                          /s/ John H. Pontius
----------------------------------------  --------------------------------------
John H. Pontius as Trustee of the         John H. Pontius
Alexander Joseph Hyde Trust, the Claire
Reeves Hyde Trust and the Susannah
Maria Hyde Trust

    /s/ Patricia B. Pontius                     /s/ Patricia B. Pontius
----------------------------------------  --------------------------------------
Patricia B. Pontius                       Patricia B. Pontius, as Trustee of the
                                          John H. Pontius, Jr. Trust and the
                                          David M. Pontius Trust

   /s/ Wilson Sights                            /s/ Mark E. Mosteller
----------------------------------------  --------------------------------------
Wilson Sights                             Mark E. Mosteller

ORACLE INVESTMENT MANAGEMENT, INC.        ORACLE PARTNERS, L.P.,
                                          a Delaware limited partnership

By: /s/ Larry N. Feinberg                 By:  Oracle Associates, LLC, a
    --------------------------------      Delaware limited liability company,
      Larry N. Feinberg, President        its general partner

                                          By:  /s/ Larry N. Feinberg
                                              ----------------------------------
                                                Larry N. Feinberg, Managing
                                                Member

ORACLE INSTITUTIONAL PARTNERS, L.P., a    MEMPHIS BIOMED VENTURES I, L.P.,
Delaware limited partnership              a Delaware limited partnership

By:  Oracle Associates, LLC, a Delaware   By:  MB Venture Partners, LLC, a
limited liability company, its general    Delaware limited partnership company,
partner                                   its general partner

By: /s/ Larry N. Feinberg                 By: /s/ Gary D. Stevenson
    ------------------------------------      ----------------------------------
      Larry N. Feinberg, Managing Member        Gary D. Stevenson, President



/s/ Henry P. Doggrell                     /s/ Beverly R. Doggrell
----------------------------------------  --------------------------------------
Henry P. Doggrell                         Beverly R. Doggrell

/s/ Kathryn K. Mosteller
----------------------------------------
Kathryn K. Mosteller